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                                                                     Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               HMS HOLDINGS CORP.

                UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW



      The undersigned, Philip Rydzewski, being the Senior Vice President of HMS Holdings Corp., a domestic corporation duly organized and existing under and by the virtue of the laws of the State of New York, does hereby restate, certify and set forth that:

      (1) The name of the corporation is HMS Holdings Corp.

      (2) The Certificate of Incorporation was filed by the Department of State on the 4th day of October, 2002 and was corrected by a Certificate of Correction filed by the Department of State on the 9th day of October, 2002.

      (3) The Certificate of Incorporation, as corrected, is hereby amended, pursuant to Section 801 of the Business Corporation Law to:

          (a) as permitted by Section 616(a)(2) of the Business Corporation Law, create a greater requirement as to the vote of shareholders with respect to a plan of merger or consolidation than is required by
              Section 903 (a)(2) of the Business Corporation Law by adding a new Article Sixth which provides that a plan of merger or consolidation shall require the vote of two-thirds of all outstanding shares entitled to vote thereon;

          (b) delete in their entirety Articles Eighth and Ninth of the Certificate of Incorporation, which relate, respectively, to the indemnification by the Corporation of the officers and directors of the Corporation and the elimination, to the fullest extent permitted by the Business Corporation Law, the liability of the Corporation's directors to the Corporation or its shareholders for damages for breach of duty as a director; and

          (c) renumber Articles Sixth and Seventh, respectively, to Articles Seventh and Eighth.

      (4) The text of the Certificate of Incorporation is hereby restated as amended to read as herein set forth in full:

      First: The name of the Corporation is HMS Holdings Corp.

      Second: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official,


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department, board, agency or other body without such consent or approval first being obtained.

      THIRD: The office of the Corporation is to be located in the County of New York, State of New York.

      FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue shall be 50,000,000 shares, consisting of 5,000,000 shares of Preferred Stock with a par value of $.01 per share, and 45,000,000 shares of Common Stock with a par value of $.01 per share.

      The following is a statement of the rights, preferences, privileges and restrictions thereof, in respect of each class of stock of the Corporation:

                                       I.

                                 PREFERRED STOCK

      The Corporation shall have authority to issue the Preferred Stock in series. The Board of Directors is vested with authority to establish and designate series, to fix the number of shares therein, and the variations in the relative rights, preferences and limitations as between series, subject to the limitation that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

                                      II.

                                  COMMON STOCK

            1. Dividends. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation.

            2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in the remaining assets of the Corporation available for distribution to its stockholders subject to and in accordance with the provisions of subdivision I of this Article FOURTH.

            3. Voting. Except as otherwise provided by law, the holders of Common Stock shall be entitled to vote on all matters to be voted on by the Shareholders of the Corporation on the following basis: each holder of Common Stock shall be entitled to one vote for each share of Common Stock so held on the record date for the determination of Shareholders entitled to vote.


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      FIFTH: No holder of any shares of any class of the Corporation shall be entitled to preemptive rights.

      SIXTH: A plan of merger or consolidation shall require the vote of two-thirds of all outstanding shares entitled to vote thereon.

      SEVENTH: The Secretary of State of the State of New York is hereby designated agent of the Corporation upon whom service against this Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him as agent of the Corporation is:

                                  HMS Holdings Corp.
                                  401 Park Avenue South
                                  New York, New York 10016

      EIGHTH: Kathy L. Arendt, a natural person having a business address c/o HMS Holdings Corp., 401 Park Avenue South, New York, New York 10016, County of New York, is hereby designated, pursuant to section 305 of the Business Corporation Law of the State of New York, the registered agent in this State upon whom process against the Corporation may be served.

          (5) This restatement of the Certificate of Incorporation of HMS Holdings Corp. was authorized by unanimous written consent of the Board of Directors of the Corporation, followed by the written consent, setting forth the action so taken, signed by the holders of all the outstanding shares entitled to vote thereon.

          Dated:  As of December 17, 2002

                                                /s/ PHILIP RYDZEWSKI
                                                --------------------------------
                                                Philip Rydzewski,
                                                Senior Vice President
                                                HMS Holdings Corp.


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                      RESTATED CERTIFICATE OF INCORPORATION

                              OF HMS HOLDINGS CORP.



                Under Section 807 of the Business Corporation Law





         Filed By:   Brown Rudnick Berlack Israels LLP
                     120 West 45th Street
                     New York, New York 10036